UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    ---------

                                   FORM 8-A/A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                            Gradall Industries, Inc.
          -------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)



             Delaware                                 36-3381606
---------------------------------------   ------------------------------------
(State of Incorporation or Organization)  (I.R.S. Employer Identification no.)


      406 Mill Avenue S.W.,
   New Philadelphia, OH 44663                                  44663
----------------------------------------                ----------------------
(Address of Principal Executive Offices)                     (Zip Code)



If this form relates to the registration        If this form relates to the
of a class of securities pursuant to            registration of a class of
Section 12(b) of the Exchange Act and is        securities pursuant to Section
effective pursuant to General                   12(g) of the Exchange Act and is
Instruction A.(c), please check                 effective pursuant to General
the following box.                              Instruction A.(d), please check
(x)                                             the following box. ( )

Securities Act registration statement file number to which this form relates: 333-06777

Securities to be registered pursuant to Section 12(b) of the Act:  None.

Securities to be registered pursuant to Section 12(g) of the Act:  None.






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Item 1.  Description of Registrants' Securities to be Registered.

      On May 10, 1999, Gradall Industries, Inc. (the "Company"), JLG Industries, Inc., a Pennsylvania corporation ("Parent") and JLG Acquisition Corp., a Delaware corporation ("Merger Subsidiary"), entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, Merger Subsidiary has commenced a cash tender offer (the "Offer") to purchase all of the outstanding shares of common stock, par value $.001 per share (the "Common Stock") of the Company together with the associated Rights (as defined below). Following the consummation of the Offer, and subject to the satisfaction of certain conditions, the Merger Subsidiary will merge with and into the Company (the "Merger"). In connection with the Merger Agreement, certain stockholders of the Company also entered into stockholder agreements pursuant to which such stockholders agreed, among other things, (i) to tender his shares of Common Stock pursuant to the Offer and (ii) grant to Merger Subsidiary an irrevocable proxy to vote his Common Stock in favor of the Merger, the Merger Agreement and the transactions contemplated thereby and against any proposal adverse to the Merger (the "Stockholders Agreements"). In order to effectuate the Merger, the Merger Agreement requires the Company to amend the Rights Agreement dated May 29, 1998 between the Company and ChaseMellon Shareholder Services, L.L.C. ("Rights Agent") providing for the terms and conditions under which the stockholders of the Company may exercise the right to purchase one one-hundredth of a share of the Company's Series B Participating Preferred Stock (the "Rights"). The description and terms of the Rights are set forth in the Rights Agreement and is incorporated herein by reference to Exhibit 1 hereto.

      The amendment to the Rights Agreement between the Company and the Rights Agent was entered into on May 11, 1999 (the "Rights Plan Amendment"). The Rights Plan Amendment, among other things, (i) renders the Rights Agreement inapplicable to the Offer, the Merger and other transactions contemplated under the Merger Agreement or the Stockholders Agreements; and (ii) provides that (a) neither Parent, Merger Subsidiary nor any of their respective affiliates will become an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement, (b) a Distribution Date (as defined in the Rights Agreement) will not occur, and (c) a Stock Acquisition Date (as defined in the Rights Agreement) will not occur, in each case, by reason of execution of the Merger Agreement, the commencement or completion of the Offer, the consummation of the Merger or other transactions contemplated under the Merger Agreement or the Stockholders Agreements; provided, however, that in the event Parent, Merger Subsidiary or any of their respective affiliates becomes the Beneficial Owner (as defined in the Rights Agreement) of 15% or more of the Common Stock other than pursuant to the Offer, the Merger Agreement or the Stockholders Agreements, then the forgoing provisions do not apply. In addition, the Rights Agreement was amended to provide that the Rights Agent will in no case be liable for special, indirect, punitive, incidental or consequential loss or damages of any kind (including without limitation lost profits), even if the Rights Agent has been advised of the possibility of such damages. The foregoing is only a summary of the Rights Plan Amendment and does not purport to be complete and is qualified in its entirety by reference to the complete text of the Rights Plan Amendment, a copy of which is filed as Exhibit 2 hereto and is incorporated herein by reference.


Item 2.  Exhibits.


      1. Rights Agreement dated as of May 29, 1998 between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent -- incorporated by reference to Exhibit 1 of the Company's Registration Statement on Form 8-A dated June 4, 1998.

      2. Amendment No. 1 to Rights Agreement dated as of May 11, 1999 between the Company and Chase Mellon Shareholder Services, L.L.C., as Rights Agent.

                                    SIGNATURE



     Pursuant to the  requirements of Section 12 of the Securities  Exchange
Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                         GRADALL INDUSTRIES, INC.


                                         By:  /s/  Bruce A. Jonker
                                              --------------------------------
                                              Name:    Bruce A. Jonker
                                              Title:   Vice President and
                                                       Chief Financial Officer



Date:  May 25, 1999

                                  Exhibit Index

Exhibit
  No.                                      Description
--------                ----------------------------------------------------

   1 Rights Agreement dated as of May 29, 1998 between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent - incorporated by reference to
                        Exhibit 1 of the Company's Registration Statement on Form 8-A dated
                        June 4, 1998.

   2 Amendment No. 1 to Rights Agreement dated as of May 11, 1999, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.